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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: DONALD H. STEVENS
1600 BROADWAY, SUITE 2200	VICE PRESIDENT—CAPITAL MARKETS
DENVER, COLORADO 80202	(303) 812-1500

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES INITIAL PRODUCTION FROM REDOUBT SHOAL

DENVER, COLORADO—December 16, 2002—Forest Oil Corporation (Forest) (NYSE:FST) announced today that it has commenced production at its Redoubt Shoal field in the Cook Inlet of Alaska (100% W.I.). The field, which began producing December 9, is currently producing in excess of 4,200 Bbls/d from two of the four wells capable of production. Production is expected to be maintained near this rate until new onshore production facilities at Kustatan are completed. The production is currently flowing to Forest-owned facilities at the company's West McArthur River field. After completion work is finalized on the other two oil wells in the field Forest will resume drilling activity.

Robert S. Boswell, Chairman and CEO, stated, "This is a significant milestone in the development of the Redoubt Shoal discovery. The discovery and development of Redoubt Shoal in 22 months was a great accomplishment by our team in Alaska. The project demonstrates that large oil fields can be found in North America that are not deep-water related. We believe that Redoubt Shoal will have lower finding and development costs and a shorter development schedule than deep-water or international projects of similar reserve size.

We look forward to further exploration on our oil and gas prospects in and around the Cook Inlet where we are now the largest oil producer and currently own one of the largest lease acreage positions."

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This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that the Company assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2001 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Alaska, Louisiana, Oklahoma, Texas, Utah, Wyoming and the Gulf of Mexico, and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest please visit our website at www.ForestOil.com.

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December 16, 2002

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  Exhibit 99.1